EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-37108 and 333-148024 on Form S-8 of MetLife, Inc., of our report dated June 18, 2014, relating to the financial statements and supplemental schedule of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates appearing in this Annual Report on Form 11-K of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

June 18, 2014